                                                                 EXHIBIT 10.63



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

            AMENDED AND RESTATED AGREEMENT dated as of November 5, 1997 (the "Effective Date") between John Alden Financial Corporation, a Delaware corporation ("Employer") and Glendon E. Johnson ("Executive").

            Employer, through its Affiliates (as defined below), is engaged in the life insurance business. Executive is to be employed by Employer as its Chairman and Chief Executive Officer.

            The parties therefore agree as follows:

            1. Employment and Duties. Employer hereby employs Executive and Executive hereby accepts employment as Chairman and Chief Executive Officer of Employer and, if Employer so elects, of any of the direct or indirect subsidiaries of Employer. Such subsidiaries are sometimes referred to herein as "Affiliates" of Employer. Executive shall have and perform the duties and have the powers and authority of the Chairman and Chief Executive Officer under the direction of the Board of Directors of Employer or such Affiliate, as the case may be.

            2. Services and Exclusivity of Services. So long as this Agreement shall continue in effect, Executive shall devote his full business time and energy to the business, affairs and interests of Employer and its Affiliates and matters related thereto and shall use his best efforts and abilities to promote its or their interests. Executive agrees to serve without additional remuneration in such senior executive capacity for one or more of the Affiliates of Employer, with responsibilities and authority commensurate with the nature of Executive's responsibility and authority, as described in Paragraph 1, as the Board of Directors of Employer may from time to time request, subject to appropriate authorization by the Affiliates involved and any limitations under applicable law. Executive agrees that he will faithfully and diligently endeavor to promote the business, affairs and interests of Employer and its Affiliates. Executive's failure to discharge an order or perform a function because Executive reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties hereunder.

            Executive may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of Employer and its Affiliates, provided that such service is expressly approved by the Board of Directors of Employer. Executive may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board of Directors of Employer, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder.

            3. Place and Time of Services. Executive shall render his services generally in, and shall not be obligated to maintain his office in any place other than, Miami, Florida. Executive shall be required to take such trips as may be reasonably necessary in connection with his duties hereunder, and Employer shall, in addition to all other payments provided for hereunder, pay Executive's transportation and living expenses in connection with each such trip and subsequent return.

            4. Term. The term of this Agreement shall commence as of the Effective Date and shall continue until the third anniversary of the Effective Date or until sooner terminated as set forth in Paragraph 6 below. (The term of this Agreement is hereinafter sometimes referred to as the "Employment Period".) Notwithstanding the foregoing, upon a Change in Control (as defined in Paragraph
7) the Employment Period shall extend for at least 3 years following such Change in Control.

            5. Compensation, Expenses and Other Benefits.

               a. Base Salary. Employer shall pay Executive a base salary ("Base Salary"), in equal installments on those days when it regularly pays its senior executives, from and after the Effective Date at the annual rate of $719,264.00 Base Salary shall be reviewed at least annually and may be increased but shall not be decreased, and any such increased Base Salary shall be the "Base Salary" for purposes of this Agreement.

               b. Bonus. In addition to Executive's Base Salary, Employer shall pay Executive an annual bonus, determined in accordance with the 1997 John Alden Short-Term Incentive Compensation Plan ("1997 Plan") and such successor plans as may be adopted by Employer. The formula and other factors used to determine Executive's future bonus payments (including, without limitation, the relative percentage of Base Salary payable as a bonus at various performance levels), based upon the comparison of the actual performance of Employer to the projected performance levels of Employer, shall be no less favorable to Executive than the formula and other factors used in the 1997 Plan. The projected performance levels of Employer used in connection with such formula shall be determined in a manner no less favorable to Executive than the manner in which such projected levels were determined under the 1997 Plan. In the event that Executive's employment hereunder is terminated (whether by death, disability or otherwise), he shall receive payment of all accrued but unpaid bonus payments for prior years. In the event of Executive's death, such payments will be made to the persons specified in Paragraph 6(e).


               c. Expenses. Employer shall promptly reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his services under this Agreement, upon presentation of appropriate documentation in accordance with Employer's and its Affiliates' customary procedures and policies applicable to its and their senior executives. Additionally, Executive shall be entitled to an expense allowance of $6,000 per annum, payable monthly, for which Executive shall not be accountable.

               d. Automobile. Employer shall make available for use by Executive during the Employment Period an automobile of a kind (or automobile allowance, at his option), and upon terms, comparable to those upon which automobiles (or allowances) are provided to members of Employer's and its Affiliates' senior management.

               e. Benefits. Except as otherwise provided in this Agreement, during the Employment Period Employer shall (i) provide Executive with the benefits under Employer's and its Affiliates' present benefit plans and allowance programs, including, but not limited to pension, life, accident, health, dental, disability, housing, travel and accident insurance, employees' savings plans, bonus and incentive compensation plans, executive medical examinations, supplemental employee retirement plan benefits and other similar benefits and allowances; or (ii) provide to Executive other benefit plans and allowance programs with benefit and allowances at least equal to the benefits and allowances provided to Executive under the existing benefit plans of Employer and its Affiliates. Notwithstanding anything in this Agreement to the contrary, following Executive's date of termination of employment (other than upon death or by Employer for Cause), for the remainder of Executive's lifetime, Executive (and his family as applicable) shall receive continued health insurance benefits from Employer at the level and cost to Executive in effect as of his date of termination.

               f. Vacation. Executive shall be entitled to a paid vacation during each year of the Employment Period in accordance with the vacation policy available to other senior executives of Employer and its Affiliates.

        6.     Termination.

               a. With Cause. This Agreement may be terminated by either party by written notice, at any time without advance notice, to the other, for "Cause", which, for the purposes of this Agreement, shall be defined as (i) with respect to termination by Executive, a material breach hereof by Employer, including without limitation, assignment of duties inconsistent with the position described in Paragraph 1, which breach is not cured within ten (10) days of written notice to Employer of said breach; or (ii) with respect to a termination by Employer, a material breach of this Agreement by Executive, which breach is not cured within ten (10) days of written notice to Executive of said breach, or Executive's conviction by a court of competent jurisdiction of a felony or any crime involving moral turpitude, or Executive's willful misconduct or breach of a fiduciary duty in the performance of his duties hereunder, which crime, misconduct or breach is materially and demonstrably injurious to Employer. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph above, and specifying the particulars thereof in detail.


          If Employer terminates this Agreement for Cause, or if Executive terminates this Agreement without Cause, Executive shall be entitled to receive his Accrued Obligations and Other Benefits (as such terms are defined in Paragraph 6(c) of this Agreement), but shall not be entitled to additional payments or benefits under this Agreement, except as specifically provided.

          If Executive terminates this Agreement for Cause, he shall be entitled to the same compensation which he would have received under Paragraph 6(b), below, if Employer had terminated Executive on the same date without Cause.


               b. Without Cause. This Agreement may be terminated by Employer without Cause by written notice to Executive at least thirty (30) days prior to the date of termination. If this Agreement is terminated by Employer without Cause, Executive shall be entitled to receive a payment, payable in cash within twenty days after the effective date of such termination, equal to two times Executive's "Annual Compensation." Annual Compensation shall equal the total cash compensation earned by Executive during the last full calendar year prior to the date of termination, as would be required to be disclosed in a "Summary Compensation Table" pursuant to Item 402(b) of Regulation S-K under the Securities Exchange Act of 1933, as amended, and the rules and regulations thereunder, as in effect on the date hereof, whether or not Employer is then subject to such reporting requirements (including amounts not required to be disclosed on the basis of immateriality such as perquisites and the cash value of any non-cash benefits, but excluding amounts payable pursuant to pension, or retirement plans and long-term incentive compensation awards of restricted stock or securities underlying stock options or stock appreciation rights, and the $300,000 payment made in 1997 as a special annuity sales bonus). Notwithstanding anything to the contrary in this Agreement or in the Deferred Compensation Agreement, dated April 2, 1997, between Employer and Executive (the "Deferred Compensation Agreement"), Annual Compensation paid to Executive in any year shall be deemed to include, for all purposes under this Agreement, any and all amounts that are not actually paid in such year, but are deferred pursuant to the Deferred Compensation Agreement and that, but for the provisions of the Deferred Compensation Agreement would have been paid in such year, but shall not otherwise be deemed to include any amounts accrued as earnings under, or paid to Executive pursuant to, the Deferred Compensation Agreement.

          Such amounts shall, unless otherwise specified herein, be paid to Executive at the times when his salary or other compensation would have been payable pursuant to the terms of this Agreement, but for the termination of this Agreement, except that if any such payment is not made to Executive within twenty (20) business days of the date on which it is due under the terms hereof, all such payments shall, at the option of Executive, become immediately due and payable in full. In the event of a termination under this Paragraph 6(b), Executive shall also be entitled to receive his Accrued Obligations and Other Benefits (as such terms are defined in Paragraph 6(c) of this Agreement).

               c. Change in Control Severance. Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a "Change in Control" (as defined in Paragraph 7 below) or thereafter, Executive may terminate this Agreement, without advance notice, and Employer shall provide Executive with the following payments and benefits:

                   (i) Employer shall pay to Executive in a lump sum in cash within twenty days after the date of termination the aggregate of the following amounts:

                          A. the sum of (1) Executive's Base Salary through the
               date of termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) Executive's target bonus under the 1997 Plan or (II) Executive's target bonus under Employer's short-term incentive compensation plan for any subsequent year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (3) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and


                         B. the amount equal to the product of (1) three and (2)
               the greater of (A) Executive's Annual Compensation in 1997 or (B) Executive's greatest Annual Compensation for any subsequent year prior to his termination of employment; and

                         C. an amount equal to the difference between (a) the
               aggregate benefit under Employer's qualified and all other defined benefit retirement plans (collectively, the "Retirement Plan") and any excess or supplemental defined benefit retirement plans in which Executive participates, including without limitation the Company's supplemental pension plan, and supplemental executive retirement plan for Executive (collectively, the "SERP"), which Executive would have accrued (whether or not vested) if Executive's employment had continued for three (3) years after the date of termination (based on the assumption that Executive's compensation in each of the three (3) years following such termination would have been Executive's compensation for the calendar year prior to the year in which Executive's date of termination occurs), and (b) the actual vested benefit, if any, of Executive under the Retirement Plan and the SERP, determined as of the date of termination (with the foregoing amounts to be computed on an actuarial present value basis, using actuarial assumptions no less favorable to Executive than the most favorable of those in effect for purposes of computing benefit entitlements under the Retirement Plan and the SERP at any time from the day before the Effective Date) through the date of termination;

                         (ii) for three (3) years after Executive's date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, Employer shall continue welfare benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5(e) of this Agreement if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of Employer and its affiliated companies and their families, provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and for purposes of determining eligibility (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until three (3) years after the Date of Termination and to have retired on the last day of such period; and

                         (iii) to the extent not theretofore paid or provided, Employer shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Employer and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

Notwithstanding anything in this Agreement to the contrary, the payments and benefits in this Paragraph 6(c) shall also be paid to Executive in the event that (i) the Company terminates Executive's employment without Cause following a Change in Control; (ii) Executive's employment with Employer is terminated prior to the date on which a Change in Control occurs, and it is reasonably demonstrated by Executive that such termination of employment prior to the date on which a Change in Control occurs was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or anticipation of a Change in Control; or (iii) Employer fails to comply with Paragraph 11(e). If applicable, the payments and benefits under this Paragraph 6(c) shall be lieu of the payments under Paragraph 6(b) of this Agreement.

          d. Disability. In the event that Executive shall fail, because of illness or injury, to render for six (6) consecutive calendar months services contemplated by this Agreement, the employment of Executive hereunder may be terminated by written notice of termination from Employer to Executive. Nothing herein shall be construed to limit the right of Executive to receive disability benefits under employee benefit plans of Employer or its Affiliates. Within twenty days of the effective date of such termination, Employer shall pay Executive an amount, in cash, equal to (i) two (2) times Executive's Annual Compensation, and (ii) Executive's Accrued Obligations. Executive shall also receive his Other Benefits.

          e. Death. In the event of Executive's death prior to termination or expiration of this Agreement, Employer shall, within twenty days thereof, make a cash payment equal to (i) two (2) times Executive's Annual Compensation and (ii) Executive's Accrued Obligations to such person or persons as Executive shall have directed in writing or, in the absence of a designation, to his estate. Executive's Other Benefits shall be paid under the terms of the specific plans, programs, practices and policies. This Agreement in all other respects, except as provided herein, will terminate upon the death of Executive. Notwithstanding the foregoing, if prior to the death of Executive, Employer shall have terminated this Agreement without Cause, or Executive shall have terminated this Agreement for Cause, or a Change in Control shall have occurred, or Executive's employment is terminated upon his disability, Employer shall continue to be obligated to make the payment required by the appropriate provisions of this Agreement to such person or persons as Executive shall have directed in writing, or, in the absence of a designation, to his estate.

            Employer shall purchase and maintain at all times during the Employment Period, insurance on the life of Executive, payable in accordance with the applicable provisions hereof, sufficient to make the payments required pursuant to this Paragraph 6(e).

            The rights of Executive under this Agreement and of any beneficiary of Executive or of any other person who may acquire such rights shall be solely those of an unsecured creditor of Employer. Any insurance policy or any other asset acquired by Employer in connection with the obligations assumed by it hereunder shall not be deemed to be held under any trust for the benefit of Executive or his beneficiaries or to be security for the performance of the obligations of Employer, but shall be, and remain, a general, unpledged, unrestricted asset of Employer.

          7. Change in Control Defined. For the purpose of this Agreement, a "Change in Control" shall mean:

               a. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Employer (the "Outstanding Employer Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the "Outstanding Employer Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Employer, (ii) any acquisition by Employer, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any corporation controlled by Employer or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Paragraph 7; or

               b. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Employer's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               c. Consummation by Employer of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Employer or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Employer or all or substantially all of Employer's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities, as the case may be,
(ii) no Person (excluding any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          8.   Certain Additional Payments by Employer.

               a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of a payment, award, benefit or distribution) by Employer (or any of its affiliated entities) or by any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The payment of a Gross-Up Payment under this Paragraph 8(a) shall not be conditioned upon Executive's termination of employment.

               b. Subject to the provisions of Paragraph 8(c), all determinations required to be made under this Paragraph 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Price Waterhouse LLP or such other certified public accounting firm as may be designated by Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to Employer and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Paragraph 8, shall be paid by Employer to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Employer and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Paragraph 8(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive.

          c. Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (i) give Employer any information reasonably requested by Employer relating to such claim,

               (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer,

               (iii) cooperate with Employer in good faith in order effectively to contest such claim, and

               (iv) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 8(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          d. If, after the receipt by Executive of an amount advanced by Employer pursuant to Paragraph 8(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Employer's complying with the requirements of Paragraph 8(c)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Paragraph 8(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          9. Confidentiality. Executive agrees that he will not make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of Employer or any of its Affiliates, which he may have learned as a result of his employment during the Employment Period or prior thereto as stockholder, employee, officer or director of Employer or any of its Affiliates, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of the best interests of Employer and its Affiliates, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer or its Affiliates. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement. In no event shall an asserted violation of the provisions of this
Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

          10. Full Settlement; Legal Fees. Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as specifically provided in Paragraph 6(c)(ii), such amounts shall not be reduced whether or not Executive obtains other employment. Employer agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Employer, Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between Employer and Executive or between either of them and any third party, and including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at 120% of the applicable Federal rate (that applies to the time period of the delay) provided for in Section 7872(f)(2)(A) of the Code, compounded annually.

          11.  Miscellaneous.

               a. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that state.

               b. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or upon receipt by the addressee after mailing by U.S. registered mail to the parties at the following addresses or at such other address as a party may specify by notice to the other.

               If to Executive:

                       Glendon E. Johnson
                       11925 SW 43rd Street
                       Miami, Florida  33175

               If to Employer:

                       John Alden Financial Corporation
                       7300 Corporate Center Drive
                       Miami, Florida 33126-1208
                       Attention:  General Counsel

               c. This Agreement, when it becomes effective, shall supersede all existing employment agreements between Executive and Employer or any of its Affiliates relating to the terms of his employment. It may not be amended except by a written agreement signed by both parties.

               d. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               e. Subject to the limitations below, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive, and shall be assignable by Employer only to any corporation resulting from the reorganization, merger or consolidation of Employer with any other corporation or any corporation to which Employer may sell, lease or otherwise transfer all or substantially all of its assets, and it must be so assigned by Employer to, and accepted as binding upon it by, such other corporation in connection with any such reorganization, merger, consolidation, sale, lease or transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

               f. Employer shall indemnify Executive, in his capacity as an officer or director of Employer or any of its Affiliates to the full extent permissible under the laws of the State of Delaware, or of the state of incorporation of the relevant Affiliate as the case may be.

               g. This Agreement shall supersede the Employment Agreement between the Company and Executive, dated as of October 2, 1992, as amended, and shall supercede the right of Executive to participate in any severance plan of the Company or otherwise receive severance benefits from the Company.

               IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to the authorization from its Board of Directors, Employer has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                     JOHN ALDEN FINANCIAL CORPORATION

                                     By: /s/ SCOTT L. STANTON
                                        --------------------------------

                                     Title: Chief Financial Officer & SVP
                                           -----------------------------
                                       /s/ GLENDON E. JOHNSON
                                     -----------------------------------
                                     Glendon E. Johnson